EXHIBIT 10.3

MASTER AGREEMENT

by and among

ZOLL MEDICAL CORPORATION

LC ACQUISITION CORPORATION

and

LIFECOR, INC.

March 29, 2004

EXHIBIT 10.3

MASTER AGREEMENT

3.3.	Investor Access to the Company	15
3.4.	Transfer of Shares	15
3.5.	Cooperation of the Company	15
3.6.	Proprietary Agreements	15
3.7.	Tax Matters	15
3.8.	Board of Directors	15
3.9.	Board Observation Rights	15
3.10.	Notice of Default	16
3.11.	Delivery of Financial Statements	16
3.12.	Update of Budget	16
3.13.	Payment of Employee Bonus	16

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR		17
4.1.	Making of Representations and Warranties	17
4.2.	Organization of Investor	17
4.3.	Authority of Investor	17
4.4.	Contribution of Equity	17
4.5.	Finder’s Fee	17
4.6.	SEC Filings; Disclosure	18
4.7.	Disclosure	18

SECTION 5. CONDITIONS TO CLOSING OF THE PURCHASE		18
5.1.	Exercise of the Option to Purchase the Company	18
5.2.	Undertakings of Company upon Exercise	18
5.3.	Release from Escrow	19
5.4.	Termination	19
5.5.	Effect of Termination	19

SECTION 6. INDEMNIFICATION		19
6.1.	Indemnification by the Company	19
6.2.	Indemnification by Investor	20
6.3.	Notice; Defense of Claims	20

SECTION 7. MISCELLANEOUS		21
7.1.	Fees and Expenses	21
7.2.	Governing Law	21
7.3.	Notices	21
7.4.	Entire Agreement	22
7.5.	Assignability; Binding Effect	22
7.6.	Captions and Gender	22
7.7.	Execution in Counterparts	22
7.8.	Amendments	22
7.9.	Publicity and Disclosures	22
7.10.	Dispute Resolution	22
7.11.	Specific Performance	23
7.12.	Survival	23

ii

MASTER AGREEMENT

AGREEMENT entered into as of March 29, 2004 by and among Zoll Medical Corporation, a Massachusetts corporation (the “Investor”), LC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Investor (“Subsidiary”) and Lifecor, Inc., a Pennsylvania corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Investor, the Subsidiary and the Company are willing to enter into a series of transactions on the terms and conditions set forth in this Master Agreement and in the documents executed in connection herewith;

WHEREAS, at the Closing (as defined in Section 1.4 below) the Investor will purchase the hospital business of the Company for an aggregate purchase price of $5,000,000 (comprised of $500,000 delivered at Closing, $2,159,632 which will be paid following stockholder approval of the Purchase Agreement as contemplated by Section 1.8, $840,368 which is being paid through the cancellation on the date hereof of various notes payable to Investor, $750,000 on July 6, 2004 and $750,000 on October 4, 2004) plus the contribution by the Investor of 159,092 shares of common stock of the Company currently owned by the Investor. The hospital business of the Company will be acquired by the Subsidiary pursuant to the Supply, Distribution and License Agreement attached hereto as Exhibit A (the “License Agreement”);

WHEREAS, the Company desires to provide the Investor and the Subsidiary an option to acquire all of the assets and certain specified liabilities of the Company pursuant to the terms of the Asset Purchase Agreement attached hereto as Exhibit B (the “Purchase Agreement” and with this Agreement and the License Agreement and the other agreements and documents executed in connection with the transactions contemplated by any of such agreements, the “Transaction Documents”) which Purchase Agreement may be consummated in the sole discretion of the Investor as provided herein and in the Purchase Agreement; and

WHEREAS, the Company, the Investor and the Subsidiary wish to define the terms on which the Purchase Agreement may be consummated and further set forth their agreement regarding certain rights and obligations of the parties prior to the consummation or termination of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, in each of the other Transaction Documents and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, as if under seal, as follows:

SECTION 1. CLOSING.

1.1. Execution of Agreements. At the Closing, the Company, the Investor and the Subsidiary shall each deliver or cause to be delivered fully executed copies of each Transaction Document to which they are a party, together with each of the documents contemplated to be, or customarily, delivered at the respective closings of each of such agreements, including all necessary authorizations from the respective Board of Directors of each party and cancelled notes and UCC -3 termination statements for each of the notes cancelled in connection with this Agreement. At the Closing, the transactions contemplated by the License Agreement shall be consummated in accordance with the terms of the License Agreement, and the executed copies of the Purchase Agreement and the documents executed and delivered in connection therewith shall be placed into escrow as provided in Section 1.4 below.

1.2. Power of Attorney. At the Closing, the Company will deliver a fully executed irrevocable Power of Attorney, coupled with an interest, in the form of Exhibit C, permitting the Investor to exercise certain powers of the Company in order to consummate the transactions contemplated hereby.

1.3. Opinions. Following receipt of the stockholder approval contemplated by Section 1.8, the Company will deliver or cause to be delivered an opinion of its counsel in the form of Exhibit D and the Investor will deliver or cause to be delivered an opinion of its counsel in the form of Exhibit E.

1.4. Time and Place of Closing. The closing of the transactions contemplated by this Master Agreement (herein called the “Closing”) shall be held at 11:00 a.m. on March 29, 2004 at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, or at such other place or an earlier or later date or time as may be mutually agreed upon by the parties hereto.

1.5. Escrow of Purchase Documents. At the Closing, the parties will deposit with the Investor, to be held in escrow pursuant to the terms hereof, a fully executed copy of the Purchase Agreement, fully executed copies of all of the exhibits to the Purchase Agreement, including without limitation, the Bill of Sale and an Assignment and Assumption of Liabilities (each as defined in the Purchase Agreement), fully executed copies of all Board approvals necessary to approve and consummate the Purchase Agreement and fully executed copies of all other documents the Investor reasonably believes are necessary in order to consummate the Purchase Agreement and, following receipt of the stockholder approval contemplated by Section 1.8, the Company shall deposit in escrow such stockholder approvals necessary to approve the transactions contemplated hereby (collectively, the “Purchase Documents”). The Purchase Documents shall be held in escrow until released pursuant to Section 5 or until the Purchase Agreement is terminated pursuant to Section 5, if sooner.

1.6. Legend on Shares. From and after the Closing, the Company shall cause each newly issued certificate representing shares of the Company’s capital stock to be imprinted with a legend as follows:

THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT BETWEEN LIFECOR, INC., ZOLL MEDICAL CORPORATION AND A SUBSIDIARY OF ZOLL MEDICAL CORPORATION. AS SET FORTH IN SUCH AGREEMENT, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER. FURTHER, ALL OF THE ASSETS OF LIFECOR, INC. MAY BE ACQUIRED BY ZOLL MEDICAL CORPORATION

PURSUANT TO AN OPTION TO PURCHASE SUCH ASSETS GRANTED IN SUCH AGREEMENT. ANY TRANSFER IN VIOLATION OF SUCH AGREEMENT IS VOID. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST.

In addition, at Closing, a similar entry shall be made in the Company’s stock record books.

1.7. Further Assurances. The Company and the Investor shall each, from time to time after the Closing, at the request of any other party hereto and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as such other party may reasonably require to fully implement the provisions of the Transaction Documents and the transactions contemplated hereby and thereby.

1.8. Stockholder Approval. Immediately following the execution of this Master Agreement, the Company will use its best efforts to hold a stockholder meeting or solicit written consents from the Company’s stockholders in order to approve each of the Purchase Documents and the transactions contemplated thereby.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Investor and the Subsidiary to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby, the Company hereby makes to the Investor and the Subsidiary each of the representations and warranties set forth in this Section 2.

2.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. For purposes of this Agreement and the other Transaction Documents, a “Material Adverse Effect” shall mean a material adverse effect on (i) the assets, properties, financial condition, operating results, prospects or business of a party (as such business is presently conducted and as it is proposed to be conducted) or (ii) a party’s ability to perform its obligations under this Agreement or any other Transaction Document.

2.2. Capitalization. As of the date of this Agreement, the authorized capital of the Company consists of:

(a) Preferred Stock. 500,000 shares of Convertible Preferred Stock, of which 115,164 shares are issued and outstanding immediately prior to the Closing. As of the Closing, each share of Preferred Stock, is convertible into one share of Common Stock. The rights, privileges and preferences of the Preferred Stock and the Common Stock are as stated in the Amended and Restated Articles of Incorporation of the Company (the “Restated Articles”). All of the outstanding shares of Preferred Stock have been duly authorized, fully paid and are nonassessable and issued in compliance with all applicable federal and state securities laws.

(b) Common Stock. 10,000,000 shares of Common Stock, of which: (i) 3,092,139 shares are issued and outstanding immediately prior to the Closing, (ii) 300,000 shares are reserved for issuance pursuant to the Company’s Stock Plan, of which: (A) 32,036 shares have been issued directly or pursuant to option exercise (and are included in the Common Stock outstanding number above), (B) 110,642 shares are subject to outstanding options, (C) 138,139 shares are available for issuance and (D) 0 shares have been issued pursuant to restricted stock purchase agreements and have been repurchased by the Company (such that the shares are no longer available for issuance under the 1997 Stock Plan); (iii) 115,164 shares are reserved for issuance on the conversion of the Preferred Stock; and (iv) 2,987 shares are reserved for distribution under existing deferred compensation agreements. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable and issued in compliance with all applicable federal and state securities laws.

(c) 90,505 shares of Common Stock are reserved for issuance pursuant to the warrants listed on Section 2.2(c) of the Disclosure Schedule.

(d) The persons or entities listed on Section 2.2 of the Disclosure Schedule (the “Stockholders”) own of record the number of shares of the Company’s stock, or warrants to purchase the number of shares of the Company’s stock, listed on such schedule and in the aggregate own of record all the outstanding shares of the Company’s capital stock and all warrants. The parties agree that Section 2.2 of the Disclosure Schedule may be delivered up to ten (10) days following the Closing.

(e) Except as set forth above, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock or any of its other equity securities. The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any, security or by a director of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock or other equity securities.

2.3. Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company does not own or have any direct or indirect interests in any corporation, partnership, joint venture or entity of any kind.

2.4. Authorization. Except for a vote of shareholders of the Company, which, as of the date hereof, not been obtained, all corporate action on the part of the Company, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents and the performance of all obligations of the Company hereunder and thereunder has been taken and this Agreement and each of the Transaction Documents constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms. On the date which is 25 days after the date hereof, all action required for the authorization of this Agreement and the other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder required to be taken by the Stockholders will have been taken. As of such date, no other corporate or stockholder proceeding is necessary to authorize the Transaction Documents or to consummate the transaction contemplated thereby, and the Transaction Documents will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.

2.5. Consents. Except as set forth in Section 2.5 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any person, entity or federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

2.6. Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefore known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.7. Employee and Consultant Agreements. Each employee and consultant of the Company has executed an agreement (a “Proprietary Agreement”) with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Investor. The Company, after reasonable investigation, is not aware that any of its employees or consultants are in violation of any Proprietary Agreement, and the Company will use its commercially reasonable efforts to prevent any such violation. The Company is not a party to or bound by any currently effective employment contract, severance agreement, deferred compensation agreement, bonus plan, profit sharing plan or other employee compensation agreement except as set forth on Section 2.7 of the Disclosure Schedule.

2.8. Intellectual Property.

(a) Section 2.8 of the Disclosure Schedule hereto contains a complete and accurate list of all Patents owned by the Company or used or held for use by the Company in the Business (“Company Patents”), Marks owned by the Company or used or held for use by the Company in the Business (“Company Marks”) and Copyrights owned by the Company or used or held for use by the Company in the Business (“Company Copyrights”). Except as set forth on Section 2.8 of the Disclosure Schedule:

(i) the Company exclusively owns or possesses adequate and enforceable rights to use all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements, except such encumbrances that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such Intellectual Property Assets;

(ii) all Company Patents, Company Marks and Company Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with material legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

(iii) there are no pending, or, to the Company’s knowledge, threatened claims against any of the Company or its employees alleging that any of the Company’s Intellectual Property Assets or the Business infringes on or conflicts with the rights of others under any Intellectual Property Assets (“Third Party Rights”);

(iv) neither the operation of the Business, the sale of the Company’s Products, nor any Company Intellectual Property Asset infringes on or conflicts with any Third Party Right;

(v) the Company has not received any communications alleging that the Company has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) no current or former employee or consultant of the Company owns any rights in or to any of the Company Intellectual Property Assets;

(vii) to the Company’s knowledge, there is no violation or infringement by a third party of any of the Company Intellectual Property Assets;

(viii) the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Business (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to counsel for the Investor and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements; and

(ix) (A) the Company has not directly or indirectly granted any rights, licenses or interests in the source code for any software contained in or utilized by the Products, and (B) since the Company developed said source code, the Company has not provided or disclosed any of said source code to any person or entity.

(b) For purposes of this Agreement,

(i) “Business” means the business of the Company as currently conducted and as proposed to be conducted.

(ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business. “Company Intellectual Property Assets” includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

(iii) “Intellectual Property Assets” means:

1. patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);

2. trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

3. copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

4. know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

5. goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

(iv) “Products” means the Lifevest and its accessories, and successor wearable defibrillators. A complete list of the Products owned, offered or sold by the Company is provided on the Section 2.8(b)(iv) of the Disclosure Schedule.

2.9. Compliance with Other Instruments.

(a) The Company is not in violation or default of (i) any provision of its Restated Articles or Bylaws, (ii) any judgment, order, writ, decree, or, to the knowledge of the Company, instrument or contract to which it is a party or by which it is bound, or (iii) to the Company’s knowledge, any provision of federal or state statute, rule or regulation applicable to it. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

(b) Except as set forth on Section 2.9 of the Disclosure Schedule, to the Company’s knowledge, the Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of a material right granted under any license, distribution or other agreement.

2.10. Agreements; Action.

(a) Except for agreements explicitly contemplated hereby and except as set forth on Section 2.10(a) of the Disclosure Schedule there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) Except as set forth on Section 2.10(b) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve obligations of, or payments to the Company in excess of $25,000, or the license of any patent, copyright, trade secret or other proprietary right to or from the Company.

(c) Since December 31, 2003, the Company has not: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) except as set forth in Section 2.10(c)(ii) of the Disclosure Schedule, incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000; (iii) made any loans or advances to any person, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

2.11. No Conflict of Interest. Except as set forth on Section 2.11 of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its Officers or directors or to their respective spouses, children or affiliates, in any amount whatsoever, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company’s Officers or directors, or any of their respective spouses, children or affiliates, are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that Officers, directors and/or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) any publicly traded companies that may compete with the Company. None of the Company’s Officers or directors or their respective spouses, children or affiliates are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.12. Corporate Documents. The Restated Articles and Bylaws of the Company are in the form provided to counsel for the Investor. The copies of corporate minutes, resolutions and consents of directors and Stockholders of the Company provided to counsel for the Investor are complete and accurate, and have not been altered or changed since they were adopted.

2.13. Title to Property and Assets. Except as set forth in Section 2.13 of the Disclosure Schedule, the Company owns its property and assets free and clear of all mortgages, loans, and has no liens and encumbrances on such property and assets, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with all such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

2.14. Employee Benefit Plans. Except as set forth on Section 2.14 of the Disclosure Schedule, the Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

2.15. Tax Returns and Payments. Except as set forth in Section 2.15 of the Disclosure Schedule, the Company has filed all returns declarations, reports, or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (“Tax Returns”) as required by law. Such Tax Returns are true and correct in all material respects. The Company has paid all federal, state, local, foreign, and other Taxes, including, without limitation, income, estimated, alternative minimum or add-on minimum, excise, severance, occupation, premium, license, sales, use, value-added, gross receipts, franchise, capital stock, employment, payroll-related, withholding, stamp, transfer, registration, windfall profits, environmental (including Taxes under I.R.C. Section 59A), customs duties, profits, social security (or similar), unemployment, disability, real property, personal property or other Tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to Tax, interest, fines and penalties owed by it, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity (collectively, “Taxes”), required to be paid by it through the date hereof. The Company has made appropriate reserves for all Taxes not yet due but accrued. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

2.16. Insurance. The Company has in full force and effect fire, casualty and liability insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace its material assets that might be damaged or destroyed.

2.17. Employment Matters. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company. The employment of each officer and employee of the Company is terminable at the will of the Company, without resulting in any obligation to the Company.

2.18. Environmental Regulations. The Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

2.19. Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect and believes that it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.20. Financial Statements. The Company has delivered to the Investor its audited financial statements as at, and for the twelve month period ended December 31, 2002 and reviewed financial statements as at, and for the twelve month period ended December 31, 2003 and its unaudited financial statements as at, and for the two (2) month period ended, February 29, 2004 (the “Base Balance Sheet” and collectively, the “Financial Statements”), copies of which are set forth in Section 2.20 of the Disclosure Schedule. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates and for the periods indicated therein, subject to normal year-end adjustments. As of the date of the Base Balance Sheet, the Company had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet or the notes thereto, or reflected in Schedules furnished to the Investor hereunder at or prior to the Closing, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the Base Balance Sheet and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Base Balance Sheet, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. As of the Purchase Closing, the Company will have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet or the notes thereto, or reflected in Schedules furnished to the Investor hereunder at or prior to the Closing, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the Base Balance Sheet and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Base Balance Sheet, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Base Balance Sheet, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.21. Changes. Except as set forth in Section 2.21 of the Disclosure Schedule, in the period between January 1, 2004 and the date of the Closing, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any change in any compensation arrangement agreement with any employee, officer, director or stockholder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any mortgage, pledge, transfer or any security interest in, or lien, created by the Company with respect to any of its material properties or assets, except liens for Taxes not yet due or payable;

(i) any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(j) to the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of the Company; or

(k) any arrangement or commitment by the Company to do any of the things described in this Section 2.21.

2.22. Sufficiency of Assets. The Subject Assets (as defined in the Purchase Agreement) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary for the operation and maintenance of the business of the Company in the manner presently operated or as currently proposed to be operated.

2.23. Product Regulatory Review. As to each of the Products (as defined in Section 2.8(b)(iv)), including, without limitation, products currently under research and/or development by the Company, subject to the jurisdiction of the United States Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FCA”) (each such product, a “Life Science Product”), such Life Science Product is being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FCA and similar laws and regulations applicable to such Life Science Product, including those relating to investigational use, premarket approval, sale, lease, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA or any other federal, state or foreign governmental entity (a) contesting the premarket approval of, the uses of or the labeling and promotion of any Life Science Product or (b) otherwise alleging any violation by the Company of any law, regulation or other legal provision applicable to a Life Science Product. Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign governmental entity performing similar functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign governmental entity.

2.24. Stockholder Approval. Stockholders of the Company who own in the aggregate more than 50% of the Company’s outstanding Common Stock have indicated to management of the Company that they approve of this transaction and intend to vote in favor.

2.25. Finder’s Fee. The Company has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transaction contemplated by this Agreement or the Purchase Agreement.

2.26. Disclosure. The Company has fully provided the Investor and the Subsidiary with all the information which the Investor has requested for deciding whether to acquire the assets of the Company and all information which the Company believes is reasonably necessary to enable the Investor to make such decision. No representation or warranty of the Company contained in this Agreement or the other Transaction Documents and any certificate furnished or to be furnished to the Investor pursuant hereto or thereto (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There are no facts known to the Company which presently, or may in the future, have a Material Adverse Effect which have not been specifically disclosed herein or in the Disclosure Schedule hereto.

SECTION 3. COVENANTS OF THE COMPANY.

3.1. Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Section 3.

3.2. Conduct of Business. During the period between the date of this Agreement and the date which is the earlier to occur of (i) the date on which the Purchase Agreement is consummated by delivery of the Initial Consideration (as defined in the Purchase Agreement) to the Company (the “Purchase Closing”) and (ii) the date on which the Purchase Agreement is terminated pursuant to the terms hereof (the “Interim Period”), the Company will, subject to the following sentence, only operate in the ordinary course of business consistent with past practice. Notwithstanding the foregoing, the Company will not, directly or indirectly, whether by merger, consolidation, conversion, operation of law or otherwise:

(a) Enter into, or permit any subsidiary to enter into, or modify the terms of, any transaction with any stockholder, officer or director, or any relative or affiliate of the foregoing, other than any transaction permitted under Section 3.2(i) below;

(b) Obligate itself to issue or assume, or authorize, create, incur, issue or assume any indebtedness for borrowed money, or modify the terms of any existing indebtedness, other than

(i) issuing indebtedness to the Investor or to a party acceptable to the Investor, in an amount not to exceed the current amount of principal ($500,000) together with interest accrued but unpaid thereon under the Loan Agreement between the Company and Mirowski Family Ventures LLC, dated October     , 2003 (the “Mirowski Debt”) solely for the purposes of prepaying the Mirowski Debt in full;

(ii) issuing indebtedness not to exceed $500,000 in the aggregate, provided that the funds received by the Company shall only be used to pay employee incentive bonuses relating to conformance to, and as contemplated in, the business plan and operating budget (the “Budget”) set forth in on Exhibit G.

(iii) amounts borrowed from the Investor pursuant to agreed upon credit facilities;

(iv) ordinary course arrangements and related accounts payable consistent with past practice; and

(v) Any other amounts reflected or contemplated in the Budget

(c) Take any action or fail to take any action that impairs the value, marketability or other rights of any of the Company’s Intellectual Property Assets (as defined in Section 2.8(b)(iii));

(d) Make any purchase, sale or disposition of any asset or property other than in the ordinary course of business, or mortgage, pledge, subject to a lien or otherwise encumber any of its properties or assets other than in the ordinary course of business;

(e) Incur any contingent liability as a guarantor or otherwise with respect to the obligations of others;

(f) Declare, set aside or pay any dividend, make any other distribution of cash, property, securities or any other asset in respect of its capital stock or make any direct or indirect redemption, purchase or other acquisition of its stock, including payments due upon any put of capital stock to the Company;

(g) Prepay any loans (other than the Mirowski Debt) or make any changes, amendments or waivers to any provision of its borrowing arrangements;

(h) Amend, alter or repeal the Restated Articles or the Company’s Bylaws or waive any provision thereof;

(i) Engage in any transaction with any affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such affiliate or, to the knowledge of the Company, any corporation, partnership, limited liability company, trust or other entity in which any such affiliate has a substantial interest or is an officer, director, partner, member or trustee;

(j) Reclassify any capital stock in any manner;

(k) Issue any equity security, or any security convertible at any time into any equity security of the Company, without requiring that the purchaser of such security to enter into an acknowledgement agreement in the form of Exhibit F (an “Acknowledgement Agreement”);

(l) Effect the sale, transfer, assignment lease, license or other full or partial disposition of any asset of the Company, other than regular sales of products in the ordinary course of business;

(m) Permit the aggregate indebtedness (other than normal business obligations incurred in the ordinary course of business) of the Company, including all short and long term liabilities and interest accrued thereon, but not paid, to exceed $6,000,000, provided however, that in the event the Company incurs indebtedness as permitted by Section 3.2(b)(ii), such $6,000,000 amount shall be increased by the amount of such permitted indebtedness actually incurred under Section 3.2(b)(ii);

(n) Except for cash used to prepay the Mirowski Debt, fail to operate its business of the Company in strict compliance with the terms of the Budget;

(o) Increase in any fashion the compensation terms of any employee other than as contemplated by the Budget; or

(p) Enter into any contract, agreement, commitment or arrangement, whether written or oral, with respect to any action set forth in Section (a) through (o) above.

3.3. Investor Access to the Company. During the Interim Period, the Investor and its authorized representatives shall have reasonable access to all the Company’s properties, assets, records, licenses, Tax Returns, contracts and documents, employees and management.

3.4. Transfer of Shares. During the Interim Period, the Company shall require any transferee of capital stock of the Company to execute a Acknowledgement Agreement prior to entering any transfer on the Company’s records. The Company will not permit any Stockholder to transfer any capital stock of the Company unless the purchaser or other recipient of such shares executes a Acknowledgement Agreement. Any transfer in violation of this Section 3.4 shall be void ab initio.

3.5. Cooperation of the Company. During the Interim Period, the Company shall cooperate with all reasonable requests of Investor and Investor’s counsel in connection with the consummation of the transactions contemplated hereby. The Company shall use its best efforts and authorizes the Investor to exercise its rights under the Power of Attorney, to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement and the Purchase Agreement, to the end that the transactions contemplated by such agreements shall be fully carried out. In the event the Investor delivers the Exercise Notice (as defined in Section 5.1), the Company will use its commercially reasonable efforts to obtain all third party consents necessary to consummate the transactions contemplated by this Agreement and the Purchase Agreement.

3.6. Proprietary Agreements. The Company hereby covenants and aggress with the Investor that it will cause each employee and consultant hired or engaged at any time after the date hereof to sign a Proprietary Agreement in favor of the Company.

3.7. Tax Matters. During the Interim Period, the Company will take any action necessary to ensure that the Company complies with the representations set forth in Section 2.15 at all times.

3.8. Board of Directors. During the Interim Period, the Company will have at least three (3) directors, and, regardless of the size of the Board of Directors, only one director who does not qualify as an “independent director” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards.

3.9. Board Observation Rights. During the Interim Period, one named representative of the Investor shall receive notice of and be entitled to attend and participate (but shall have no vote) in all board and committee meetings (including any executive committee or any ad hoc committee) whether held in person or by conference call. The Investor representative shall receive, concurrently with the members of the Board of Directors, copies of all notices, minutes, consents and other information or materials of any type distributed by the Company to any or all Board members, at the same time such information is distributed to such Board members. The initial representative shall be Richard Packer, but the Investor may change such designated representative at any time or from time to time.

3.10. Notice of Default. Promptly upon the occurrence of, or promptly upon the Company becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default (including, without limitation, breach of Section 3.2(n)), or would have caused or constituted a breach or default had such event occurred or been known to the Company prior to the date hereof, of any of the representations, warranties or covenants of the Company contained in or referred to in this Agreement, the Purchase Agreement or in any other Schedule or Exhibit referred to in this Agreement, the Company shall give detailed written notice thereof to Investor and each of the Company’s directors, and shall use its best efforts to prevent or promptly remedy the same. In addition, prior to payment by the Company of any amount in excess of $75,000 out of the ordinary course of business, the Company will notify each of its directors.

3.11. Delivery of Financial Statements. The Company shall deliver to the Investor, no later than April 30, 2005, financial statements as at, and for the twelve (12) month period ended, December 31, 2004 reviewed by the Company’s auditors. The Company shall deliver to the Investor, no later than forty-five (45) days after the end of each fiscal quarter, unaudited financial statements as at, and for the three (3) month period then ended, in all cases certified by an officer of the Company. The Company shall also deliver to the Investor, no later than thirty (30) days after the end of each month, unaudited financial statements for the month then ended, along with a reconciliation of such statements to the Company’s Budget.

3.12. Update of Budget. During the Interim Period, the Company will comply with the terms of the Budget, provided, however, that the Company may reallocate resources amongst individual line items on the Budget, provided that each such reallocation is less than ten percent (10%) of the amount of each line item impacted and provided further that the aggregate of all line item reallocations (without duplication) is less than five percent (5%) of the total Budget. Notwithstanding the foregoing, deviations in excess of the foregoing may occur if the Investor, in its sole and absolute discretion, consents thereto in writing.

3.13. Payment of Employee Bonus. In the event the Company achieves the performance objectives set forth in the Budget, or is within 5% of achieving such objectives, and the total debt of the Company is in compliance with the covenant in Section 3.2(m), the Company will pay, following receipt of the Exercise Notice, but prior to the Closing, a bonus to its then existing employees of not more than $500,000 in the aggregate, which will be paid to the persons and in the amounts listed on Schedule 3.13 (provided such persons remain employees at the time of payment).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

4.1. Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, the Investor hereby makes the representations and warranties to the Company contained in this Section 4.

4.2. Organization of Investor. The Investor is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

4.3. Authority of Investor. The Investor has full right, authority and power to enter into this Master Agreement and each agreement, document and instrument to be executed and delivered by the Investor pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Investor of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of the Investor and no other action on the part of the Investor is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Investor pursuant to this Agreement constitute valid and binding obligations of the Investor enforceable in accordance with their terms. The execution, delivery and performance by the Investor of this Agreement and each such agreement, document and instrument:

(i) does not and will not violate any provision of the Articles of Organization or by-laws of the Investor;

(ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to the Investor or require the Investor to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

(iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which the Investor is a party and which is material to the business and financial condition of the Investor.

4.4. Contribution of Equity. The shares of the Company’s equity securities transferred to the Company by the Investor at Closing are owned by the Investor, free and clear of all liens.

4.5. Finder’s Fee. The Investor has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

4.6. SEC Filings; Disclosure. Investor has filed with the SEC all material forms, statements, reports and documents (the “Public Filings”) required to be filed by it prior to the date hereof under each of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder, (a) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made and at the time they were made, not misleading.

4.7. Disclosure. The Investor has fully provided the Company with all the information, including all reports, statements and documents filed by the Investor pursuant to the Securities Exchange Act of 1934, as amended, and its rules and regulations, as well as all filings and documents incorporated by reference therein, which the Investor has requested in writing for deciding whether to consummate the transactions contemplated by the Purchase Agreement. No representation or warranty of the Investor contained in this Agreement or the other Transaction Documents and any certificate or document furnished or to be furnished to the Investor pursuant hereto or thereto (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

SECTION 5. CONDITIONS TO CLOSING OF THE PURCHASE

5.1. Exercise of the Option to Purchase the Company. On or before October 15, 2005, the Investor may give written notice (the “Exercise Notice”) to the Company of its determination to exercise its option to acquire the Company through a the acquisition of the assets and specified liabilities pursuant to the Purchase Agreement. Unless otherwise agreed by the Investor and the Company, the Purchase Closing shall occur as soon as reasonably practicable after delivery of the Exercise Notice.

5.2. Undertakings of Company upon Exercise. Upon receipt of the Exercise Notice, the Company will use its good faith best efforts to promptly complete all actions that may be necessary so that the Investor will be able to consummate the purchase. In addition, the Investor may exercise any and all powers granted under the Power of Attorney in order to consummate the purchase. The obligation of the Company and the rights of the Investor include making all filings that may be necessary, including any Hart-Scott-Rodino filings (as defined in the Purchase Agreement) and any other filings required by any governmental authorities (including any applicable WARN Act filings or similar filings under state law), obtaining all third party consents and executing any and all other documents that may be necessary or convenient in order to consummate the acquisition. In the event the Company does not deliver or cause to be delivered all of the documents required by the Purchase Agreement as conditions to closing in the 30 days following receipt of the Exercise Notice and the Investor has not caused such actions to be taken under the Power of Attorney, the Investor may (i) rescind the Exercise Notice and terminate this Agreement, (ii) waive the conditions to closing and consummate the purchase of assets, or (iii) extend such 30 day period for another 30 day period. The Company shall provide written notice to the Investor when all of the conditions to closing of the Purchase Agreement are satisfied, whereupon the Investor shall be obligated to deliver the Initial Closing Consideration (as defined in the Purchase Agreement) and consummate the Purchase within five (5) Business Days.

5.3. Release from Escrow. The Purchase Documents deposited in escrow with the Investor pursuant to Section 1.5 shall be released from such escrow upon the Investor’s delivery of the Initial Purchase Consideration to the Company. The Investor shall deliver the Initial Purchase Consideration in the time period required by Section 5.2, but may, in its sole discretion, deliver the Initial Purchase Consideration at any time, regardless of whether the closing conditions have been satisfied. Upon delivery of the Initial Purchase Consideration to the Company, the Investor will no longer be required to hold the Purchase Documents in escrow.

5.4. Termination.

(a) This Agreement may be terminated at any time by the mutual written consent of the parties.

(b) This Agreement may also be terminated at any time by the Investor delivering written notice to the Company.

(c) After October 16, 2005, this Agreement may be terminated by either party by delivery of written notice to the other party if the Investor has not delivered the Exercise Notice by October 16, 2005. If the Investor has delivered the Exercise Notice prior to October 16, 2005, this Agreement may only be terminated by the Investor.

5.5. Effect of Termination. All obligations of the parties hereunder and under the Purchase Agreement shall cease upon any termination; however, that (i) the provisions of this Section 5, Section 6, Section 7.10 Section 7.11 and 7.12 hereof shall survive any termination of this Agreement; (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein. Upon termination of the Purchase Agreement, the Investor shall cause all of the Purchase Documents to be destroyed, or shall return the Purchase Documents to the appropriate party who has signed such document, which party will then destroy said documents. In addition, upon termination the Power of Attorney granted to the Investor hereunder shall terminate.

SECTION 6. INDEMNIFICATION.

6.1. Indemnification by the Company. The Company hereby agrees to indemnify and hold the Investor, the Subsidiary and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a “Investor Indemnified Party” and collectively the “Investor Indemnified Parties”) harmless from and against any damages, liabilities, losses, Taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty, covenant or undertaking of the Company under this Agreement or in any certificate, schedule or exhibit delivered by the Company pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such breach.

6.2. Indemnification by Investor. The Investor agrees to indemnify and hold the Company and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (the “Company Indemnified Parties”) harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty, covenant or undertaking made by the Investor or the Subsidiary in this Agreement or in any certificate delivered by the Investor or the Subsidiary hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such breach.

6.3. Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. In any case, such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

SECTION 7. MISCELLANEOUS.

7.1. Fees and Expenses. [Reserved].

7.2. Governing Law. Except where the law of and their jurisdiction is specifically specified, this Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

7.3. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO INVESTOR:	ZOLL Medical Corporation
269 Mill Road
Chelmsford, MA 01824
Fax: (978) 421-0026
Attn: Chief Executive Officer

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Fax: (617) 523-1231
Attn: Raymond C. Zemlin, P.C.

TO COMPANY:	Lifecor, Inc.
121 Freeport Road
Pittsburgh, PA 15238-3495
Attn: Chief Executive Officer

With a copy to:	Buchanan Ingersoll PC
One Oxford Centre, 20th Floor
Pittsburgh, PA 15219
Fax: (412) 562-1041
Attn: Carl A. Cohen, Esq.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

7.4. Entire Agreement. This Agreement, including the Disclosure Schedule and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

7.5. Assignability; Binding Effect. This Agreement is freely assignable by the Investor. This Agreement may not be assigned by the Company. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

7.6. Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

7.7. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

7.8. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly executed by the Company, the Investor and Subsidiary, or in the case of a waiver, the party waiving compliance.

7.9. Publicity and Disclosures. Except as required by law, or the rules and regulations of the Securities and Exchange Commission or the applicable NASDAQ listing requirements, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Investor and the Company.

7.10. Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Master Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved by J.A.M.S./Endispute,

Inc. before a single arbitrator in New York, New York. Such arbitration shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein. In the event J.A.M.S./Endispute, Inc. is unavailable, the arbitration shall be conducted before an arbitrator that is mutually agreeable to the parties and, in such event, all references to J.A.M.S./Endispute herein shall apply to the arbitrator chosen by the parties. The arbitrator hearing any dispute under this Section 7.10 shall be selected within 20 business days of written notice of the intent to arbitrate a dispute.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. Any party refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 7.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 7.10 shall be enforceable in any court of competent jurisdiction.

The parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration; provided, however, that the prevailing party shall be entitled to, and the arbitrator shall award to the prevailing party, its attorneys fees, costs and expenses in the event such party completely prevails or prevails in all material respects in the arbitration.

(b) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of New York for the purposes of enforcing the arbitration provisions of Section 7.10(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

7.11. Specific Performance. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Company, and the Investor does not elect to terminate under Section 5, the Investor shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to the Investor.

7.12. Survival. Each of the representations and warranties herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive for a period ending on the earlier of (i) fifteen (15) months following the Purchase Closing and (ii) six months following the termination of the Purchase Agreement pursuant to Section 5, regardless of any investigation and shall not merge in the performance of any obligation by any party hereto. Notwithstanding the foregoing, claims based on fraud, intentional misrepresentation or deliberate or willful breach shall survive the Purchase Closing and shall not merge in the performance of any obligation by any party hereto.

*remainder of page has intentionally been left blank*

IN WITNESS WHEREOF the parties hereto have caused this Master Agreement to be executed as of the date set forth above by their duly authorized representatives.

ZOLL MEDICAL CORPORATION:

By:	/s/ Richard A. Packer
Title:	Chief Executive Officer and President

LC ACQUISITION CORPORATION

By:	/s/ John P. Bergeron
Title:	Vice President

LIFECOR, INC.

By:	/s/ Marshal W. Linder
Title:	President and Chief Operating Officer

List of Exhibits and Schedules

Exhibit	A:	License Agreement

	B:	Purchase Agreement

	C:	Power of Attorney

	D:	Opinion of Counsel for the Company

	E:	Opinion of Counsel for Investor

	F:	Form of Acknowledgement Agreement

	G:	Business Plan

Schedule A: Disclosure Schedule

SCHEDULE 3.13

Non-executive employees in grade 12 or higher – 30% of Base Salary

Marshall Linder	$100,000
Lucy Fish	$30,000
Steve Szymkiewicz	$40,000
New Sales Manager	$50,000
One New Executive	$40,000